Exhibit 4.1

Execution Version

GENERAL FINANCE CORPORATION

$60,000,000 7.875% Notes due 2025

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 27, 2020

to

Indenture Dated as of June 18, 2014

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Series Trustee

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Original Trustee

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of October 27, 2020, among GENERAL FINANCE CORPORATION, a Delaware corporation (the “Company”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (the “Series Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Original Trustee,” and together with the Series Trustee, the “Trustee”).

RECITALS

WHEREAS, the Company and the Original Trustee have heretofore executed and delivered an indenture dated as of June 18, 2014 (the “Existing Indenture”), as heretofore supplemented and amended;

WHEREAS, the Existing Indenture is incorporated herein by this reference and the Existing Indenture and, together with the First Supplemental Indenture dated as of June 18, 2014, the Second Supplemental Indenture dated as of October 31, 2018 and this Third Supplemental Indenture, are herein called the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, Sections 2.1 and 9.1 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of Securities;

WHEREAS, Section 2.1 of the Indenture provides, among other things, that there shall be established in or pursuant to a Board Resolution, and set forth, or determined in the manner provided, in an Officers’ Certificate of the Company or in a Company Order, or established in one or more indentures supplemental to the Indenture, prior to the issuance of Securities of any series, or any exceptions to or changes to those set forth in Article X of the Indenture;

WHEREAS, the Company intends by this Third Supplemental Indenture to create and provide for the issuance of a new series of debt securities to be designated as the “7.875% Senior Securities due 2025” (the “Securities”);

WHEREAS, the Company is entering into this Third Supplemental Indenture with the Original Trustee and the Series Trustee to evidence and provide for the acceptance of appointment thereunder by the Series Trustee with respect to the Securities (but only with respect to the Securities), to add to or change any of the provisions of the Existing Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by the Series Trustee, to evidence that the Original Trustee shall have no duties, obligations, responsibilities or liabilities whatsoever with respect to this Third Supplemental Indenture and the Securities, to evidence that the Original Trustee shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under the Existing Indenture, to make certain amendments to the Existing Indenture to expressly permit the appointment of the Series Trustee as Trustee for the Securities (but only with respect to the Securities), and to make certain other amendments to the Existing Indenture;

WHEREAS, the Company has requested that the Original Trustee enter into this Third Supplemental Indenture in connection with (i) the foregoing amendments; (ii) the Company’s appointment of the Series Trustee with all of the rights, powers, trusts, duties and obligations of Trustee with respect to the Securities (but only with respect to the Securities); (iii) evidencing that the Original Trustee shall have no duties, obligations, responsibilities or liabilities whatsoever with respect to this Third Supplemental Indenture and the Securities; and (iv) evidencing that the Original Trustee shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under the Existing Indenture;

WHEREAS, pursuant to Sections 9.1(9) and (11) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Third Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of Securities;

WHEREAS, all things necessary to make the Securities, when executed by the Company and authenticated and delivered by the Series Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Indenture to make this Third Supplemental Indenture a valid, binding and legal agreement of the Company, have been done; and

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Securities for purposes of compliance with the Foreign Account Tax Compliance Act.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

The following are definitions used in this Third Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this Third Supplemental Indenture shall govern with respect to the Securities.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Capital Stock of any other Person.

“Additional Issue Date” means the date or dates on which the Company issues Additional Securities issued as a result of the exercise by the underwriters of the offering of the Securities of their right to purchase up to $9,000,000 million aggregate principal amount of Securities within 30 days of the date of the prospectus relating to the offering of the Securities.

“Additional Securities” means Securities issued pursuant to Article II of the Indenture and in compliance with Section 4.04 hereof, in addition to and having substantially the same terms as the Securities issued on the Issue Date.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any Restricted Subsidiary (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of: (1) any Capital Stock of any Restricted Subsidiary; or (2) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or a Restricted Subsidiary receive aggregate consideration (exclusive of any indemnities) of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Article V hereof; (c) any Restricted Payment permitted by Section 4.02 or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) the sale of or other disposition of cash or Cash Equivalents; (f) any sale or disposition deemed to occur in connection with creating or granting any Liens pursuant to Section 4.07; (g) the lease, assignment or sublease of any real or personal property in the ordinary course of business; (h) sales of Unrestricted Subsidiaries; (i) disposals, trade-ins or replacements of obsolete or worn-out equipment; (j) the sale, lease or other disposition of inventory in the ordinary course of business; and (k) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by a Vice President, the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” shall have the meaning given such term in the Credit Agreement.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Cash Equivalents” means:

(1)            marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)            marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)            commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)            certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

(5)            repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)            investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7)            with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, banker’s acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than one year from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” means the occurrence of one or more of the following events:

(1)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2)            the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)            the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)            the adoption of a plan relating to the liquidation or dissolution of the Company.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States treasury security selected by an Independent Investment Bank as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date:

(1)            the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(2)            if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated Assets” means, as of the date of determination, the total assets (less goodwill and intangible assets) of the Company and its Restricted Subsidiaries as shown on the balance sheet of the Company and its Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)            Consolidated Net Income; and

(2)            to the extent Consolidated Net Income has been reduced thereby:

(a)            all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b)            Consolidated Interest Expense;

(c)            Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, and

(d)            any expenses, charges or other costs related to any equity offering, Permitted Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, incurrence or refinancing of Indebtedness permitted to be incurred by the Indenture (whether or not successful);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)            the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)            any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions and other operating improvements or synergies (x) calculated on a basis consistent with Regulation S-X under the Exchange Act) or (y) as determined in good faith by a responsible financial or accounting officer of the Company for which steps have been taken or are reasonably expected to be taken within six (6) months of such transaction and are supportable and quantifiable and as set forth on an Officer’s Certificate) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)            interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)            notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedge Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

Furthermore, in calculating “Consolidated EBITDA” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio,” the net income (or loss) of a Restricted Subsidiary (to the extent such net income has been excluded from the definition of “Consolidated Net Income” pursuant to paragraph (b)(3) thereof) that has become a Guarantor since the commencement of relevant Four Quarter Period and on or prior to the Transaction Date shall be included from the beginning of such Four Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)            Consolidated Interest Expense; plus

(2)            the product of (x) the amount of all dividend payments to any Person other than the Company or a Restricted Subsidiary on any series of Preferred Stock of such Person and, to the extent permitted under this Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)            The aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Hedge Agreements; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)            the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(3)            interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that

(a)            the net income of any Person that is not a Restricted Subsidiary will be included (without duplication) only to the extent of the amount of cash dividends or distributions actually received by the referent Person or a Restricted Subsidiary of the referent Person from any Person that is not a Restricted Subsidiary; and

(b)            there shall be excluded therefrom (without duplication):

(1)            after-tax gains from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)            after-tax items classified as extraordinary or nonrecurring gains;

(3)            the net income (but not loss) of any Restricted Subsidiary (other than a Guarantor of the Securities)of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4)            any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(5)            income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(6)            in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; fees and expenses incurred in connection with the refinancing or repayment of indebtedness;

(7)            the amount of extraordinary, nonrecurring or unusual losses or charges (including all fees, expenses or charges incurred in connection with acquisitions, mergers of consolidations after the Issue Date);

(8)            any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs;

(9)            any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(10)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(11)            any non-cash income (or loss) related to the recording of the fair market value of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; and

(12)            the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the amended and restated credit agreement, dated as of April 7, 2014, as amended to date, by and among Wells Fargo Bank, National Association, East West Bank, CIT Bank, N.A., CIBC Bank USA, KeyBank, National Association, Bank Hapoalim B.M., Associated Bank, N.A., Bank of the West, Pac-Van, Inc., Lone Star Tank Rental Inc., GFN Realty Company, LLC, Southern Frac, LLC and the Subsidiaries that are signatories thereto, as borrowers, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more of (i) the Credit Agreement and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions, providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit, debt securities or other Indebtedness, in each case, including all agreements, indentures, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Agreement or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Securities.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Earn-Outs” shall mean unsecured liabilities of the Company or a Restricted Subsidiary arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Equity Offering” means a public or private offering of Qualified Capital Stock of the Company other than:

(1)            public offerings with respect to the common stock of the Company registered on Form S-8;

(2)            the registration of common stock of the Company on Form S-4 issued in connection with acquisitions by the Company or any Subsidiary of the Company; and

(3)            issuances to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free-market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Subsidiaries” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“guarantee” means, as to any Person, a guarantee, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.

“Guarantor” means any Restricted Subsidiary of the Company that fully and unconditionally guarantees the payment of principal of, premium, if any, and accrued and unpaid interest on the Notes by executing and delivering to the Trustee a supplemental indenture, until such time as such Restricted Subsidiary is released from its Subsidiary Guarantee.

“Hedge Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Indebtedness” means with respect to any Person, without duplication:

(1)            all Obligations of such Person for borrowed money;

(2)            all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            all Capitalized Lease Obligations of such Person;

(4)            all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)            all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)            guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)            all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)            all Obligations under Hedge Agreements of such Person; and

(9)            all Disqualified Capital Stock issued by such Person or any Preferred Stock of any Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

“Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Independent Investment Bank” means one of the Reference Treasury Dealers appointed by the Company.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude (i) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be; (ii) the acquisition of property and assets from suppliers and other vendors in the normal course of business and consistent with past practice; and (iii) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business and consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means October 27, 2020.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)            reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)            taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)            repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;

(4)            amounts required to be paid to any Person owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale; and

(5)            appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Debt” means any Indebtedness of the Company that ranks pari passu in right of payment with the Securities, as applicable.

“Permitted Acquisition” means any Acquisition so long as:

(1)            no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(2)            no Indebtedness will be incurred, assumed, or would exist with respect to the Company or any Restricted Subsidiary as a result of such Acquisition, other than (A) Indebtedness permitted under clause (7) of the definition of Permitted Indebtedness or (B) such Indebtedness is incurred in compliance with Section 4.04(a);

(3)            no Liens will be incurred, assumed, or would exist with respect to the assets of the Company or any Restricted Subsidiary as a result of such Acquisition other than Permitted Liens; and

(4)            the assets being acquired (other than a de minimis amount of assets in relation to the Company and its Restricted Subsidiaries’ total assets), or the Person whose Capital Stock is being acquired, constitute a Permitted Business.

“Permitted Business” means any business conducted by the Company on the Issue Date, any reasonable extension thereof, and any additional business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)            Indebtedness under the Securities issued on the Issue Date and, if applicable, any Additional Securities issue on the Additional Issue Date;

(2)            Indebtedness incurred pursuant to Credit Facilities, including the Credit Agreement, including any permitted refinancing thereof, in an aggregate principal amount at any time outstanding, including any permitted refinancing thereof, not to exceed the greater of (i) $285 million (or $310 million upon the exercise of the $25 million accordion increase under the Credit Agreement) less the amount of all required permanent repayments (which are accompanied by a corresponding permanent commitment reduction thereunder) and (ii) the Borrowing Base;

(3)            other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date, other than pursuant to clauses (1), (2), (24) and (25) of this definition, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)            Permitted Purchase Money Indebtedness;

(5)            endorsement of instruments or other payment items for deposit;

(6)            Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions in the ordinary course of business; and (iii) unsecured guarantees with respect to Indebtedness of the Company or a Restricted Subsidiary, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(7)            Acquired Indebtedness of the Company or any Restricted Subsidiary including any permitted refinancing thereof, in an aggregate principal amount not to exceed $10.0 million outstanding at any one time and any refinancing thereof;

(8)            Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds;

(9)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Company or any Restricted Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(10)            Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Company and its Subsidiaries’ operations and not for speculative purposes as determined in good faith by the Board of Directors of the Company;

(11)            Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services;

(12)            unsecured Subordinated Indebtedness owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on our Board of Directors, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (ii) the aggregate amount of all such Indebtedness outstanding at any one time, including any permitted refinancing thereof, does not exceed $250,000;

(13)            unsecured Indebtedness owing to sellers of assets or Capital Stock to the Company or a Restricted Subsidiary that is incurred by the Company or a Restricted Subsidiary in connection with the consummation of one or more Permitted Acquisitions so long as the aggregate principal amount for all such unsecured Indebtedness, including any permitted refinancing thereof, does not exceed $15 million at any one time outstanding;

(14)            contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of the Company or any Restricted Subsidiary Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(15)            Guarantees of Indebtedness that qualify as Permitted Investments;

(16)            unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(17)            unsecured Indebtedness of the Company or any Restricted Subsidiary in respect of Earn-Outs owing to sellers of assets or Capital Stock to the Company or a Restricted Subsidiary that is incurred in connection with the consummation of one or more Permitted Acquisitions;

(18)            accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(19)            (i) a guarantee by the Company of any Indebtedness of any Restricted Subsidiary, provided that such Indebtedness was incurred in accordance with Section 4.04 and (ii) a guarantee by any Restricted Subsidiary of any Indebtedness of the Company or any Restricted Subsidiary provided that (a) such Indebtedness was incurred in accordance with Section 4.04 and (b) the Restricted Subsidiary concurrently guarantees the Securities in accordance with Section 4.08;

(20)            the incurrence by the Company or any Restricted Subsidiary of Indebtedness in respect of workers’ compensation and claims arising under similar legislation, captive insurance companies, the financing of insurance premiums or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(21)            Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (21) by the issuer of such Indebtedness;

(22)            Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Securities and (b) if as of any date any Person other than a Restricted Subsidiary or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (22) by the Company;

(23)            [Reserved];

(24)            Indebtedness incurred pursuant to the Master Lease Agreement number CML-3799A and CML-3799B dated April 28, 2017, and subsequent addenda thereto by and among Celtic Leasing Corp., Pac-Van, Inc. and Lone Star Tank Rental Inc. and any refinancings thereof in an aggregate amount at any time outstanding, including any refinancings thereof, not to exceed $5 million;

(25)            Indebtedness incurred pursuant to the Master Lease dated April 19, 2019, and subsequent supplements thereto by and among Wells Fargo Equipment Finance, Inc., Pac-Van, Inc. and Lone Star Tank Rental Inc.in an aggregate amount at any time outstanding, including any refinancings thereof, not to exceed $10 million;

(26)            Indebtedness in an aggregate principal amount at any one time outstanding, including any refinancing thereof, not to exceed $90 million;

(27)            Indebtedness consisting of (i) Acquired Indebtedness and/or (ii) Additional Securities or any unsecured Indebtedness of the Company represented by notes or bonds (A) with terms substantially identical to the Securities (other than maturity date, interest rates, interest payment dates and redemption provisions) and (B) having a final maturity date no earlier that the final maturity date of the Securities (and no optional redemption prior to the final maturity date of the Securities), in all cases incurred by the Company to finance (or refinance within 180 days of the incurrence thereof of any Indebtedness incurred to finance) the acquisition of any assets used in a Permitted Business or all or substantially all of the Capital Stock of a Person engaged in a Permitted Business; provided that in the case of both clauses (i) and (ii) on the date of the incurrence (or refinancing) of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

(a)            the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Section 4.04(a) or

(b)            the Consolidated Fixed Charge Coverage Ratio of the Company would not be less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(28)            Refinancing Indebtedness; and

(29)            any other unsecured Indebtedness incurred by the Company or any of its Restricted Subsidiaries, including any permitted refinancing thereof in an aggregate outstanding amount not to exceed at any one time outstanding the greater of (x) $5.0 million and (y) 1% of Consolidated Assets of the Company (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

For purposes of determining compliance with Section 4.04, (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (29) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.04, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this definition; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) of this definition above shall be deemed to have been incurred pursuant to clause (2) of this definition. For the avoidance of doubt the foregoing will not prohibit the Company or any of its Restricted Subsidiaries from incurring Indebtedness in an amount in excess of the amount permitted to be incurred under clause (2) so long as such Debt is otherwise Permitted Indebtedness; (2) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; (3) the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to Section 4.04 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies; and (4) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of Section 4.04.

“Permitted Investments” means:

(1)            Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2)            Investments in the Company by any Restricted Subsidiary of the Company;

(3)            investments in cash and Cash Equivalents;

(4)            loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(5)            Hedge Agreements entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture;

(6)            additional Investments in an aggregate principal amount not to exceed the greater of (x) $5.0 million and (y) 1.0% of Consolidated Assets of the Company at any one time outstanding; provided, that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and not this clause;

(7)            investments in the Securities and any other Indebtedness of the Company or any Restricted Subsidiary;

(8)            Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(9)            Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(10)          Investments represented by guarantees of Indebtedness that are otherwise permitted under this Indenture;

(11)         Investments made by the Company or its subsidiaries in the Capital Stock of Royal Wolf Holdings Limited;

(12)         Investments the payment for which is Qualified Capital Stock of the Company; and

(13)         Investments in existence on the date of this Indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of this Indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to the Company and its Restricted Subsidiaries than the Investment being renewed or replaced.

“Permitted Liens” means the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)           Liens incurred or deposits made in the ordinary course of business in connection with the financing of insurance premiums and workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, warranty requirements, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)           any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation other than proceeds thereof;

(7)           Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)         Liens securing Hedge Agreements which Hedge Agreements relate to Indebtedness that is otherwise permitted under this Indenture;

(12)         Liens securing Acquired Indebtedness incurred in accordance with Section 4.04; provided that:

(a)           such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company, and

(b)           such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13)          Liens on assets of a Restricted Subsidiary of the Company that is not a guarantor of the Securities to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(14)         leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(15)         banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16)         Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18)         other Liens securing obligations or Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $10.0 million at any time in the aggregate;

(19)         Liens securing Obligations under clause (2) of the definition of Permitted Indebtedness;

(20)         Liens securing Obligations under clause (26) of the definition of Permitted Indebtedness;

(21)         Liens on the assets of any Restricted Subsidiary that is not a Guarantor of the notes securing Indebtedness of such Restricted Subsidiary; and

(22)         deposits made in the ordinary course of business to secure liability to insurance carriers.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Date” means, with respect to any Security to be repurchased, the date fixed for such repurchase by or pursuant to this Indenture.

“Purchase Price” means the amount payable for the repurchase of any Security on a Purchase Date, exclusive of accrued and unpaid interest thereon to the Purchase Date, unless otherwise specifically provided.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness incurred after the Issue Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time outstanding, including permitted refinancings thereof, not in excess of $3 million.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) chosen by the Company; provided that if such dealer shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the Section 4.04(a) or described in clauses (1), (2), (3), (4), (7), (12), (13), (24), (25), (26), (27), (28) and (29) of the definition of Permitted Indebtedness), in each case that does not:

(1)            result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing above the sum of (i) the aggregate principal amount of such Indebtedness, plus (ii) the accrued interest on and amount of any premium required to be paid under the terms of the instrument governing such Indebtedness, plus (iii) the amount of reasonable expenses incurred by the Company in connection with such Refinancing; or

(2)            create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the shorter of (I) the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (II) 91 days after the Weighted Average Life to Maturity of the Securities; or (b) a final maturity earlier than the earlier of (I) the final maturity of the Indebtedness being Refinanced and (II) 91 days after the maturity date of the Securities;

provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Securities, then such Refinancing Indebtedness shall be subordinate to the Securities at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Significant Subsidiary”, with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated or junior in right of payment to the Securities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantee” means any guarantee of the Securities by any Restricted Subsidiary.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Unrestricted Subsidiary” means:

(1)           unless otherwise designated by the Company’s Board of Directors, Royal Wolf Holdings Limited, an Australian corporation, and its subsidiaries;

(2)           any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(3)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)           the Company certifies to the Trustee that such designation complies with Section 4.7; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.7, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 4.7.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)            immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.04; and

(2)            immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.06(a)
“Change of Control Offer”	3.02(a)
“Change of Control Period”	3.02(d)
“incur”	4.04

“Interest Payment Date”	2.04(c)
“Maturity Date”	2.04(b)
“Net Proceeds Offer”	4.05(b)
“Net Proceeds Offer Trigger Date”	4.05(B)
“Regular Record Date”	2.04(c)

Section 1.03 Incorporation by Reference of Trust Indenture Act.

This Third Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Third Supplemental Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Third Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Series Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Third Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules promulgated under the TIA have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE
AND CREATION, FORMS, TERMS AND CONDITIONS OF SECURITIES

Section 2.01 Application of this Third Supplemental Indenture. Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Securities. The Securities constitute a separate series of Securities as provided in Section 2.1 of the Indenture.

Section 2.02 Creation of the Securities. In accordance with Section 2.1 of the Indenture, the Company hereby creates the Securities as a separate series of its Securities issued pursuant to the Indenture. The Securities shall be issued initially in an aggregate principal amount of up to $60,000,000.

Section 2.03 Form of the Securities. The Securities shall each be issued in the form of a Global Security, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Series Trustee as custodian for DTC and registered in the name of “Cede & Co.,” as the nominee of DTC. The Securities shall be substantially in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture and under such Securities. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners). The Securities shall not be issuable in temporary global form.

Section 2.04 Terms and Conditions of the Securities.

The Securities shall be governed by all the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture. In particular, the following provisions shall be terms of the Securities:

(a)           Title and Conditions of the Securities. The title of the Securities shall be as specified in the Recitals; and the aggregate principal amount of the Securities shall be as specified in Section 2.02 of this Article II, except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, the Securities pursuant to Sections 2.8, 2.9, 2.13, 2.16, 5.7 or 9.5 of the Indenture.

(b)           Stated Maturity. The Securities shall mature, and the principal of the Securities shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on October 31, 2025 (the “Maturity Date”).

(c)            Payment of Principal and Interest. The Securities shall bear interest at 7.875% per annum, from and including October 27, 2020, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Securities shall be payable quarterly in arrears in U.S. Dollars on January 31, April 30, July 31 and October 31 of each year, commencing on January 31, 2021 (each such date, a “Interest Payment Date” for the purposes of the Securities under this Third Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Security (or predecessor Security) is registered (which shall initially be the Depositary) at the close of business on the January 15, April 15, July 15 and October 15 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Securities under this Third Supplemental Indenture).

(d)           Registration and Form. The Securities shall be issuable as registered securities as provided in Section 2.03 of this Article II. The form of the Securities shall be as set forth in Exhibit A attached hereto. The Securities shall be issued and may be transferred only in minimum denomination of $25 and integral multiples of $25 in excess thereof. All payments of principal, Redemption Price, any purchase price relating to a Change of Control Offer and accrued unpaid interest in respect of the Securities shall be made by the Company as set forth in the Securities.

(e)            Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 8.2 of the Indenture, and the provisions for covenant defeasance in Section 8.3 of the Indenture, shall be applicable to the Securities.

(f)            Further Issuance. Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Securities. Additional Securities issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Securities.

(g)           Redemption. The Securities are subject to redemption by the Company in whole or in part in the manner described herein.

(h)           Ranking. The Securities will be the Company’s unsecured and unsubordinated obligations and will rank equally with all of its current and future unsecured and unsubordinated indebtedness and senior to all of its current and future subordinated debt.

(i)            Sinking Fund. The Securities are not entitled to any sinking fund.

(j)            Additional Amounts. No Additional Amounts shall be payable with respect to the Securities.

(k)           Other Terms and Conditions. The Securities shall have such other terms and conditions as provided herein.

ARTICLE III

REDEMPTION AND REPURCHASE

Section 3.01 Optional Redemption.

(a)            Prior to October 31, 2022, the Securities are subject to redemption, in whole or in part, from time to time, at the Company’s option at a Redemption Price equal to the sum of:

(i)	100% of the principal amount of the Securities to be redeemed, and

(ii)	the excess, if any, of (A) the present value at such redemption date of (i) the redemption price of such Security on October 31, 2022 (as described in the immediately succeeding paragraph but excluding accrued and unpaid interest to the redemption date) plus (ii) all remaining scheduled interest payments due on the Securities through October 31, 2022 (but excluding accrued and unpaid interest to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, over (B) the principal amount of the Securities on the redemption date.

plus, in either case, accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

On and after October 31, 2022, the Securities are subject to redemption, in whole or in part, from time to time, at the Company’s option at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 31 of the year set forth below:

Year	Percentage
2022	104.50%
2023	102.25%
2024 and thereafter	100.00%;

plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)           Redemption Following Equity Offering. Prior to October 31, 2022, upon not less than 30 nor more than 60 days’ written notice, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Securities at a redemption price equal to 107.875% of the principal amount of the Securities being redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the rights of holders of Securities on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings. The Company may only do this, however, if:

(i)	at least 65% of the aggregate principal amount of the Securities that were initially issued under the Indenture (excluding Securities held by the Issuer or any of its Subsidiaries) would remain outstanding immediately after the occurrence of such proposed redemption; and

(ii)	the redemption occurs within 180 days after the closing of such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Section 3.02          Repurchase upon Change of Control Offer.

(a)   Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the Purchase Date.

(b)   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

(c)   The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.02, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.02 by virtue thereof.

(d)   The Change of Control Offer shall remain open for a period from the date of the mailing of the notice of the Change of Control Offer described in paragraph (c) until a date determined by the Company which is at least 30 but no more than 60 days from the date of mailing of such notice and no longer, except to the extent that a longer period is required by applicable law (the “Change of Control Offer Period”). On the Purchase Date, which shall be no earlier than 30 days prior to the last day of the Change of Control Offer Period and no later than such last day, the Company shall purchase the principal amount of Securities properly tendered in response to the Change of Control Offer. Payment for any Securities so purchased shall be made in the same manner as interest payments are made.

(e)   Within 30 days following any Change of Control, the Company shall send, by first class mail (or, in the case of Securities held in book-entry form, by electronic transmission) , a notice to the Series Trustee and the Paying Agent and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Change of Control Offer. The Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(i)	the transaction or transactions that constitute the Change of Control, providing information, to the extent publicly available, regarding the Person or Persons acquiring control, and stating that the Change of Control Offer is being made pursuant to this Section 3.02 and that, to the extent lawful, all Securities properly tendered will be accepted for payment;

(ii)	the Purchase Price, the last day of the Change of Control Offer Period, and the Purchase Date;

(iii)	that any Security not properly tendered or otherwise not accepted for repurchase will continue to accrue interest;

(iv)	that, unless the Company defaults in the payment of the amount due on the Purchase Date, all Securities or portions thereof accepted for repurchase pursuant to the Change of Control Offer shall cease to accrue interest after the Purchase Date;

(v)	that Holders electing to have any Securities purchased pursuant to the Change of Control Offer will be required to tender the Securities, with the form entitled Option of Holder to Elect Purchase on the reverse of the Securities completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice not later than the third Business Day preceding the Purchase Date;

(vi)	that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Change of Control Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Securities delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Securities redeemed in whole or in part;

(vii)	that Holders whose Securities are being repurchased only in part will be issued new Securities equal in principal amount to the portion of the Securities tendered (or transferred by book-entry transfer) that is not to be repurchased, which portion must be equal to $25 in principal amount or an integral multiple of $25 in excess thereof; and

(viii)	that, notwithstanding anything herein to the contrary, all Securities held in book entry form shall be tendered and withdrawn in accordance with the applicable procedures of the Depositary.

(f)    On or before 10:00 A.M. (New York City time) on the Purchase Date, the Company shall to the extent lawful, (i) accept for payment all Securities or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Purchase Price, together with accrued and unpaid interest thereon to the Purchase Date in respect of all Securities or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Series Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being repurchased by the Company. The Paying Agent shall promptly (but in any case not later than five days after the Purchase Date) mail to each Holder of Securities so repurchased the amount due in connection with such Securities, and the Company shall promptly issue a new Security, and the Series Trustee, upon written request from the Company in the form of an Officer’s Certificate shall authenticate and mail or deliver (or cause to transfer by book entry) to each relevant Holder a new Security, in a principal amount equal to any unpurchased portion of the Securities surrendered to the Holder thereof; provided that each such new Security shall be in a principal amount of $25 or an integral multiple of $25 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

(g)   If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest in each case to the Purchase Date, shall be paid to the Person in whose name a Security is registered at the close of business on such record date, and no additional interest shall be payable to Holders pursuant to the Change of Control Offer.

Section 3.03           Repurchase upon Application of Net Proceeds.

(a)   In the event that, pursuant to Section 4.05, the Company shall be required to commence a Net Proceeds Offer, it shall follow the procedures specified in this Section 3.03.

(b)   The notice of a Net Proceeds Offer shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Net Proceeds Offer. Each Net Proceeds Offer will be sent to all record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Series Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Securities in whole or in part in a principal amount of $25 (or integral multiples of $25 in excess thereof) in exchange for cash. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Upon the expiration of that period, the Company shall promptly (but in any event within three Business Days following such expiration) purchase the Securities and any such other pari passu Indebtedness properly tendered in accordance with this Section 3.03 and Section 4.05. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i)	that the Net Proceeds Offer is being made pursuant to this Section 3.03 and Section 4.05;

(ii)	the Net Proceeds Offer Amount, the Purchase Price and the Purchase Date;

(iii)	that any Security not properly tendered or otherwise not accepted for repurchase shall continue to accrue interest;

(iv)	that, unless the Company defaults in the payment of the amount due on the Purchase Date, all Securities or portions thereof accepted for repurchase pursuant to the Net Proceeds Offer shall cease to accrue interest after the Purchase Date;

(v)	that Holders electing to have any Securities repurchased pursuant to any Net Proceeds Offer shall be required to tender the Securities, with the form entitled Option of Holder to Elect Purchase on the reverse of the Securities completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date;

(vi)	that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than expiration time by facsimile transmission a letter setting forth the name of the Holder, the principal amount of the Securities delivered for repurchase and a statement that such Holder is withdrawing his election to have such Securities repurchased in whole or in part; and

(vii)	that, to the extent Holders properly tender Securities (along with any other pari passu Indebtedness of the Company properly tendered) in an amount exceeding the Net Proceeds Offer Amount, the tendered Securities will be purchased pro rata based on the aggregate amounts of Securities and other pari passu Indebtedness of the Company properly tendered (and the Series Trustee shall select the tendered Securities of tendering Holders pro rata based on the amount of Securities and other pari passu Indebtedness of the Company properly tendered).

(c)   On or before 10:00 A.M. (New York City time) on the Purchase Date, the Company shall to the extent lawful, (i) accept for payment, pro rata in accordance with this Indenture to the extent necessary, the Net Proceeds Offer Amount of Securities or portions thereof properly tendered pursuant to the Net Proceeds Offer (along with any other pari passu Indebtedness of the Company properly tendered), or if less than the Net Proceeds Offer Amount has been tendered, all Securities properly tendered, (ii) deposit with the Paying Agent an amount equal to the Purchase Price, plus accrued and unpaid interest thereon to the Purchase Date in respect of all Securities or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Series Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being repurchased by the Company. The Paying Agent shall promptly (but in any case not later than five days after the Purchase Date) mail to each Holder of Securities so repurchased the amount due in connection with such Securities, and the Company shall promptly issue a new Security, and the Series Trustee, upon written request from the Company in the form of an Officer’s Certificate shall authenticate and mail or deliver such new Security to such Holder, in a principal amount equal to any unpurchased portion to the Holder thereof; provided that each such new Security shall be in a principal amount of $25 or an integral multiple of $25 in excess thereof. The Company shall publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Purchase Date.

(d)   If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Purchase Date, shall be paid to the Person in whose name a Security is registered at the close of business on such record date, and no additional interest shall be payable to Holders to the Net Proceeds Offer.

(e)   Notwithstanding anything herein to the contrary, all Securities held in book entry form shall be tendered and withdrawn in accordance with the applicable procedures of the Depositary.

ARTICLE IV

COVENANTS

The covenants set forth in this Article IV shall be applicable to the Company in addition to the covenants in Article III of the Indenture, which shall in all respects be applicable in respect of the Securities.

Section 4.01           Reports.

(a)   Whether or not required by the rules and regulations of the Commission, so long as any Securities are outstanding, the Company will furnish the Series Trustee, for delivery to the Holders of the Securities upon their written request therefor:

(i)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(ii)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations. The Company shall at all times comply with TIA § 314(a);

provided that, the delivery of such reports, information and documents to the Series Trustee is for informational purposes only and the Series Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder or under the Indenture (as to which the Series Trustee is entitled to rely exclusively on Officers’ Certificates).

(b)   In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Section 4.02          Limitation on Restricted Payments.

(a)   The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly (each of the actions set forth in clauses (i), (ii), (iii) and (iv) below being referred to as a “Restricted Payment”):

(i)	declare or pay any dividend or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to the holders of such Capital Stock in the capacity as such (other than (A) dividends or distributions payable in shares of Qualified Capital Stock of the Company, (B) dividends or distributions payable to the Company or any Restricted Subsidiary and (C) in the case of any non-Wholly Owned Restricted Subsidiary, dividends or distributions payable to the holders of such Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(ii)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than any such Capital Stock or warrants, rights or options owned by the Company or any Restricted Subsidiary of the Company);

(iii)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(iv)	make any Investment (other than Permitted Investments);

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)	a Default or an Event of Default shall have occurred and be continuing; or

(ii)	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.04(a); or

(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(A)         50% of the Company’s cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) for the period from and including July 1, 2020 to the end of the most recent fiscal quarter ending immediately prior to the date of such Restricted Payment (the “Reference Date”) for which internal consolidated financial statements of the Company are available (treating such period as a single accounting period); plus

(B)         100% of the aggregate net cash proceeds (or the fair market value of any marketable securities or other property) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to July 1, 2020 and on or prior to the Reference Date of (1) Qualified Capital Stock of the Company, (2) warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) or (3) convertible or exchangeable Disqualified Capital Stock or debt securities that have been converted or exchanged in accordance with their terms for Qualified Capital Stock; plus

(C)         without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds (or the fair market value of any marketable securities or other property) from any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to July 1, 2020 and on or prior to the Reference Date; plus

(D)         without duplication, the sum of:

(1)            the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to July 1, 2020 whether through interest payments, principal payments, dividends or other distributions or payments;

(2)            the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company); and

(3)            upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

(b)   Notwithstanding the foregoing, the provisions of paragraph (a) of this Section 4.02 do not prohibit:

(i)	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(ii)	the redemption, repurchase, purchase, retirement, defeasance or other acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, provided that such net proceeds are not included in the calculation described in clause (iii) of the preceding paragraph;

(iii)	the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (I) shares of Qualified Capital Stock of the Company or (II) Refinancing Indebtedness provided that such net proceeds are not included in the calculation described in clause (iii) of the preceding paragraph;

(iv)	so long as no Default or Event of Default shall have occurred and be continuing redemption, repurchase, retirement, defeasance or other acquisition by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed the sum of (x) $500,000 plus (y) $250,000 in any calendar year since the Issue Date, with any unused amounts in such calendar year being carried forward to the next succeeding calendar year; provided that the aggregate amount of repurchases that may be made pursuant to this clause (4) in any calendar year shall not exceed $1.0 million in any calendar year;

(v)	so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $10.0 million;

(vi)	repurchases of Qualified Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Qualified Capital Stock represents a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;

(vii)	payments of cash in lieu of issuing fractional shares upon (a) the exercise of options or warrants or (b) the exchange or conversion of Qualified Capital Stock of any such Person;

(viii)	the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Preferred Stock of any Restricted Subsidiary incurred in accordance with the Section 4.04; and

(ix)	the repurchase or redemption of all of the Company’s outstanding 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock with a $40 million aggregate liquidation preference, including the payment of accrued and unpaid dividends thereon.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of Section 4.02(a), amounts expended pursuant to clauses (ii), (iii), (vi) and (vii) of this Section 4.02(b) shall be excluded in such calculation.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of "Permitted Investments," the Company may classify all or any portion of such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify from time to time all or any portion of such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (iii) of Section 4.02(a), in each case to the extent such Investments would otherwise be so counted.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets or securities, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment.

Section 4.03          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(i)	pay dividends or make any other distributions on or in respect of its Capital Stock;

(ii)	make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(iii)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(A)	applicable law, rule, regulation or order;

(B)	the Indenture and the Securities;

(C)	the Credit Agreement;

(D)	customary non-assignment and similar provisions of any contract, lease or license entered into in the ordinary course of business;

(E)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(F)	agreements existing on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements to the extent and in the manner such agreements are in effect on the Issue Date; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Board of Directors of the Company);

(G)	any encumbrance or restriction on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(H)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(I)	Permitted Purchase Money Indebtedness and mortgage financings for property acquired in the ordinary course of business and Capitalized Lease Obligations that only impose restrictions on the property so acquired;

(J)	any agreement pursuant to which Indebtedness was issued if (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness, (ii)(A) the encumbrance or restriction is not materially more disadvantageous to the holders of the Securities than is customary in comparable financings (as determined by the Company) and (B) the Company determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the Securities;

(K)	Indebtedness permitted to be incurred subsequent to the date of the Indenture pursuant to Section 4.04; provided that such encumbrances or restrictions are no less favorable to the Company, taken as a whole, in any material respect than the encumbrances or restrictions contained in the Credit Agreement as in effect on the Issue Date;

(L)	customary provisions in joint venture agreements, Sale and Leaseback Transactions and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

(M)	an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (B) and (D) through (K) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Company’s Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (B) and (D) through (K).

Section 4.04     Limitation on Incurrence of Additional Indebtedness.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b)            The Company will not, and will not permit any Restricted Subsidiary to directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Securities to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

Section 4.05     Limitation on Asset Sales.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(ii)	at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) (or a combination thereof) and is received at the time of such disposition; provided that

(A)	the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Securities) that are assumed by the transferee of any such assets;

(B)	the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash within 180 days after such Asset Sale; and

(C)	any of the assets described in clauses (iii)(B) and (C) shall be deemed to be cash for purposes of this provision; and

(iii)	upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(A)	to repay (i) any Obligations under the Credit Agreement and effect a permanent reduction in the availability under such Credit Agreement and (ii) in the case of an Asset Sale by a Restricted Subsidiary, Obligations of such Restricted Subsidiary;

(B)	to invest or commit to invest in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(C)	to acquire or commit to acquire all or substantially all of the assets of, or a majority of the voting Capital Stock of a Permitted Business; and/or

(D)	a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) through (iii)(C);

provided that in the case of a commitment under clauses (B) and (C) above made prior to the expiration of such 365-day period, such investment or acquisition shall be deemed to comply with this covenant if consummated within six months after such commitment.

(b)            When the Net Cash Proceeds from Asset Sales not applied or invested as provided in the preceding paragraph total $5.0 million or more (each, a “Net Proceeds Offer Trigger Date”), the Company will, within 30 days, make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Debt, an offer to purchase to all holders of such Pari Passu Debt, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any Pari Passu Debt) on a pro rata basis, that amount of Securities (and Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Securities (and Pari Passu Debt) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than as contemplated by clause 2(b) above and other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

(c)            In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Article V hereof, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

(d)            Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Series Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Securities in whole or in part in a principal amount of $25 and integral multiples of $25 in excess thereof in exchange for cash. To the extent Holders properly tender Securities in an amount exceeding the Net Proceeds Offer Amount, Securities of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

(e)            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.05 or Section 3.03, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.05 or Section 3.03 by virtue thereof.

Section 4.06     Limitations on Transactions with Affiliates.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (c) of this Section and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary (as determined in good faith by the Board of Directors of the Company).

(b)            All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million must be approved by the Company’s Board of Directors or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $2.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a written opinion stating that the Affiliate Transaction or series of related Affiliate Transactions is (i) fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor or (ii) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate, and file the same with the Series Trustee.

(c)            The restrictions set forth in paragraphs (a) and (b) shall not apply to:

(i)	reasonable fees and compensation (including the payment of reasonable and customary benefits (including retirement, health, option, deferred compensation and other benefits plans) to officers and employees of the Company) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(ii)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(iii)	any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of the Company;

(iv)	Restricted Payments or Permitted Investments permitted by this Indenture; and

(v)	the issuance of Qualified Capital Stock otherwise permitted hereunder.

Section 4.07     Limitation on Liens.

(a)            The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom) that secure any Indebtedness unless:

(i)	in the case of Liens securing Subordinated Indebtedness, the Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(ii)	in all other cases, the Securities are equally and ratably secured,

except for:

(i)	Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)	Liens securing Indebtedness and other Obligations under Credit Facilities in an aggregate amount not to exceed the amount permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(iii)	Liens securing the Securities or any guarantee thereof;

(iv)	Liens in favor of the Company or any Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(v)	Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(vi)	Permitted Liens.

Section 4.08     Limitation on Subsidiary Guarantees of Company Indebtedness.

The Company shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company (other than the Securities and Indebtedness under clause (26) of the definition of Permitted Indebtedness) unless such Restricted Subsidiary executes and delivers to the Series Trustee a supplemental indenture providing for the guarantee of the Securities by such Subsidiary, which guarantee of the Securities will rank equally in right of payment with such Subsidiary’s guarantee of the Company Indebtedness (unless the Company Indebtedness is subordinated in right of payment to the Securities, in which case the guarantee of the Indebtedness of the Company shall be subordinated to the guarantee of the Securities to the same extent as the Indebtedness of the Company is subordinated to the Securities). Any guarantee of the Securities provided pursuant to this Section 4.08 will be automatically released when the Indebtedness is no longer outstanding or the guarantee of the Indebtedness is released or terminated, in each case, other than as a result of a payment thereon by the Restricted Subsidiary.

Section 4.09     Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Securities for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to be paid and is paid to all Holders of the Securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.10     Limitation on Preferred Stock of Restricted Subsidiaries.

The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Restricted Subsidiary of the Company. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Restricted Subsidiary of the Company. Notwithstanding the foregoing, nothing in this Section 4.10 will prohibit Preferred Stock issued by a Person prior to the time:

(A)     such person becomes a Restricted Subsidiary;

(B)     such person merges with or into a Restricted Subsidiary; or

(C)     a Restricted Subsidiary merges with or into such person;

provided, however, that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (B) or (C) above.

Section 4.11     Conduct of Business.

The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business, except to the extent it would not be material to the Company and its Restricted Subsidiaries taken as a whole.

ARTICLE V

SUCCESSORS

Section 5.01     Merger, Consolidation and Sale of Assets. Section 4.1 of the Indenture shall be deleted in its entirety and replaced with the following:

(a)            The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(i)	either:

(A)           the Company shall be the surviving or continuing corporation; or

(B)            the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)             shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)            shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Series Trustee), executed and delivered to the Series Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Securities and the performance of every covenant of the Securities and this Indenture on the part of the Company to be performed or observed;

(ii)	immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (x) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4..04(a) or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;

(iii)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(iv)	the Company or the Surviving Entity shall have delivered to the Series Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and constitutes the legal, valid and binding obligation of the Company or the Surviving Entity, enforceable against it in accordance with its terms.

(b)            For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)            Notwithstanding the foregoing clauses (ii) and (iii) of Section 5.1(a), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

Section 5.02     Successor Corporation Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.1 in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Securities with the same effect as if such Surviving Entity had been named as such. When a successor corporation assumes all of the obligations of the predecessor hereunder and under the Securities and agrees in writing to be bound hereby and thereby, the predecessor shall be released from such obligations.

ARTICLE VI

SERIES TRUSTEE WITH RESPECT TO THE Securities

Section 6.01     Appointment by the Company of The Bank of New York Mellon Trust Company, N.A. as Series Trustee, Paying Agent and Registrar.

Pursuant to the Existing Indenture as amended by this Third Supplemental Indenture, the Company hereby appoints The Bank of New York Mellon Trust Company, N.A. as Series Trustee under the Indenture with respect to the Securities (but only with respect to the Securities) with all of the rights, powers, trusts, duties and obligations of Trustee under the Indenture with respect to the Securities (but only with respect to the Securities) with like effect as if originally named as such in the Indenture.

Pursuant to the Existing Indenture as amended by this Third Supplemental Indenture, the Company hereby appoints The Bank of New York Mellon Trust Company, N.A. as “Registrar” and “Paying Agent” with respect to the Securities (but only with respect to the Securities) with like effect as if originally named as such in the Indenture.

Section 6.02     Acceptance by The Bank of New York Mellon Trust Company, N.A. of Appointment as Series Trustee.

The Bank of New York Mellon Trust Company, N.A. hereby accepts its appointment as Series Trustee under the Indenture with respect to the Securities (but only with respect to the Securities) and accepts all of the rights, powers, trusts, duties and obligations of Trustee under the Indenture with respect to the Securities (but only with respect to the Securities), upon the terms and conditions set forth herein and therein, with like effect as if originally named as such in the Indenture.

Section 6.03     Eligibility of Series Trustee.

The Series Trustee hereby represents that it is qualified and eligible under the provisions of the Trust Indenture Act and Section 7.8 of the Existing Indenture to accept its appointment as Series Trustee with respect to the Securities.

Section 6.04     Concerning the Series Trustee.

Neither the Original Trustee nor the Series Trustee assumes any duties, responsibilities or liabilities by reason of this Third Supplemental Indenture; other than, in the case of the Series Trustee only, as set forth in the Existing Indenture and, in carrying out the responsibilities of the Series Trustee hereunder, the Series Trustee shall have all of the rights, powers, privileges, protections, duties and immunities which it possesses under the Existing Indenture. The Original Trustee and the Series Trustee shall not constitute co-trustees of the same trust, and each of the Original Trustee and the Series Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. The Original Trustee shall have no liability for any acts or omissions of the Series Trustee and the Series Trustee shall have no liability for any acts or omissions of the Original Trustee.

Section 6.05     Concerning the Original Trustee

The Company, The Bank of New York Mellon Trust Company, N.A. as Series Trustee, the Holders and each and every other party hereto, each agree that:

(a)            the Original Trustee shall have no duties, obligations, responsibilities or liabilities whatsoever with respect to this Third Supplemental Indenture and the Securities;

(b)            the Original Trustee shall be entitled to all the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under the Existing Indenture (including, without limitation, Article VII thereof);

(c)            The Original Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and The Bank of New York Mellon Trust Company, N.A. as Series Trustee, or otherwise, (iii) the due execution hereof by the Company and The Bank of New York Mellon Trust Company, N.A. as Series Trustee, and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Original Trustee does not make any representation with respect to any such matters; and

(d)            Pursuant to the Existing Indenture, there shall continue to be vested in the Original Trustee all of its rights, powers, trusts, duties and obligations as Trustee under the Existing Indenture with respect to all of the series of securities as to which it has served and continues to serve as Trustee, and the Original Trustee shall have no rights, powers, trusts, duties and obligations with respect to the Securities; and

(e)            the Original Trustee acknowledges and agrees with the Company and The Bank of New York Mellon Trust Company, N.A., as Series Trustee, that the Original Trustee is not a trustee of the Securities.

ARTICLE VII

MISCELLANEOUS

Section 7.01     Ratification of Indenture.

This Third Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 7.02  Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Third Supplemental Indenture by the TIA, the required or deemed provision shall control.

Section 7.03  Notices.

All notices and other communications shall be given as provided in the Indenture; provided that notices to a Guarantor shall be given to such Guarantor in care of the Company.

Section 7.04  Governing Law; Jurisdiction.

THIS THIRD SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE ORIGINAL TRUSTEE, THE SERIES TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

EACH OF THE COMPANY, THE ORIGINAL TRUSTEE, THE SERIES TRUSTEE AND THE HOLDERS IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO OBLIGATIONS, LIABILITIES OR ANY OTHER MATTER ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE OR THE SECURITIES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, NEW YORK AND HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN PERSONAM, GENERALLY AND UNCONDITIONALLY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING AND DESIGNATES AND APPOINTS CORPORATION SERVICE COMPANY, 1180 AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NY 10036-8401, AS ITS AUTHORIZED AGENT FOR RECEIPT OF SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 7.05  Successors.

All agreements of the Company in this Third Supplemental Indenture and the Securities shall bind their successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 7.06  Multiple Originals.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.07  Headings.

The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 7.08  Trustee Not Responsible for Recitals

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture and perform its obligations hereunder.

Section 7.09.  Binder Nature of Supplemental Indenture.

The Company hereby represents and warrants that this Third Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 7.10  Electronic Signatures.

The words “execution,” “signed,” “signature,” and words of like import in this Third Supplemental Indenture or in any other certificate, agreement or document related to this Third Supplemental Indenture, including, without limitation, any Global Security, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), so long as any electronic signature is a true representation of such signatory’s actual signature. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Third Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 7.11          Tax Withholding.

Notwithstanding any other provision of this Indenture, the Series Trustee shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the Securities, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

The Company hereby covenants with the Series Trustee that it will provide the Series Trustee with sufficient information so as to enable the Series Trustee to determine whether or not the Series Trustee is obliged, in respect of any payments to be made by it pursuant to the Indenture, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the US Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

Section 7.12         Notice of Event of Default.

With respect to these Securities or any issuance of Securities hereafter Section 7.2(g) of the Indenture is amended as follows:

“(g)        The Trustee is not required to take notice and shall not be deemed to have notice of any Default or Event of Default hereunder with respect to any series of Securities, unless a Trust Officer of the Trustee has ~~actual knowledge thereof or has~~ received notice in writing of such Default or Event of Default from the Company or the Holders of at least 25% in aggregate principal amount of the Securities of such series then outstanding and such notice references the Securities and this Indenture, and in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.”

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

GENERAL FINANCE CORPORATION

By:
Name:
Title:

[Signature page to the Third Supplemental Indenture]

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Series Trustee

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Original Trustee

By:
Name:
Title:

[Signature page to the Third Supplemental Indenture]

SCHEDULE I

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP / ISIN NO. [●] / [●]

GENERAL FINANCE CORPORATION

7.875% SENIOR NOTE DUE 2025

$[●]	No.: R-1

GENERAL FINANCE CORPORATION, a Delaware corporation (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of _______ MILLION DOLLARS or such other principal amount as shall be set forth on Schedule I hereto on October 31, 2025 and to pay interest thereon at the rate of 7.875% per annum from and including October 27, 2020, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on January 31, April 30, July 31 and October 31 of each year, commencing on January 31, 2021 (each, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

Exhibit A - Page 1

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which will be the January 15, April 15, July 15 and October 15 (whether or not that date is a Business Day), as the case may be (each, a “Regular Record Date”), immediately preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Security (including, without limitation, any Redemption Price, Special Mandatory Redemption Price or purchase price relating to a Change of Control Offer) will be made at the office or agency of the Company maintained for that purpose pursuant to the Indenture (initially the Corporate Trust Office of the Trustee), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register. Payments of principal and interest at maturity will be made against presentation of this Security at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by check or wire transfer.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or electronic signature; provided, however, that any electronic signature is a true representation of such signatory’s actual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A - Page 2

IN WITNESS WHEREOF, the Company has caused this Security to be to be duly executed as of the date set forth below.

Date:

GENERAL FINANCE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit A - Page 3

Series Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Series Trustee

By:
Name:
Title:

Exhibit A - Page 4

(Reverse of Security)

GENERAL FINANCE CORPORATION

7.875% SENIOR NOTE DUE 2025

1.            This Security is one of a duly authorized issue of securities of the Company designated as its 7.875% Senior Notes due 2025 (the “Securities), issued under an indenture, dated as of June 18, 2014 (the “Existing Indenture”) originally between the Company and Wells Fargo Bank, National Association, as trustee (the “Original Trustee”), as amended and supplemented by the Third Supplemental Indenture among the Company, the Original Trustee and The Bank of New York Mellon Trust Company, N.A., as series trustee for the Securities referred to below (and the Existing Indenture, as so amended and supplemented by the Third Supplemental Indenture and all other indentures supplemental thereto, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Original Trustee, the Series Trustee (as defined below) and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered. The indebtedness of the Company evidenced by the Securities, including the principal thereof and interest thereon (including post-default interest), will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally in right of payment with all of the Company's current and future unsecured and unsubordinated indebtedness.

2.            This Security is one of the series designated on the face hereof, limited to an aggregate principal amount not to exceed $69,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series, as specified in the Third Supplemental Indenture among the Company, the Original Trustee and The Bank of New York Mellon Trust Company, N.A., as series trustee for the Securities (herein called the “Series Trustee,” which term includes any successor trustee thereto with respect to the Securities under the Indenture), dated as of October 27, 2020, establishing the form and certain terms of the Securities pursuant to the Indenture (the “Third Supplemental Indenture”). References herein to “this series” mean the series of Securities designated on the face hereof.

3.            The Securities are subject to redemption, in whole or in part, from time to time, at the Company’s option at the Redemption Prices set forth in the Indenture.

4.            Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Securities pursuant to paragraph 2 of this Security, each Holder of Securities will have the right to require the Company to purchase all or a portion of such Holder’s Securities pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

5.            When the Net Cash Proceeds from Asset Sales not applied or invested as provided in the Indenture total $5.0 million or more, the Company will be required to make an offer to purchase an amount of Securities (and Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Securities (and Pari Passu Debt) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Exhibit A – Page 5

6.            If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

7.            The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of Securities under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Securities at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

8.            No reference herein to the Indenture and no provisions of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

9.            As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security may be registered on the Securities Register of the Company, upon surrender of this Security for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instruction of transfer in form satisfactory to the Company, and duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, on which instruction the Company can rely, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

10.          The Securities are issuable only in fully registered form, without coupons, in minimum denominations of $25 or any amount in excess thereof which is an integral multiple of $25. As provided in the Indenture, and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities in authorized denominations, as requested by the Holder surrendering the same.

11.          No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

12.          Prior to the due presentment of this Security for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

Exhibit A – Page 6

13.          Interest on the Securities shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

14.          The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.          No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Securities, the Indenture, the Securities Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

16.          This Security shall not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee or an authenticating agent; provided, however, that any electronic signature is a true representation of such signatory’s actual signature.

17.          Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.          Each Holder of this Security covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

19.          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

20.          All capitalized terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A – Page 7

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

______________________________________

______________________________________

______________________________________

the within Security and all rights thereunder, hereby irrevocably constituting and appointing __________________________________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:     __________________________

Signature: ____________________________

NOTICE:      THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A – Page 8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section 3.02 or Section 4.05 of the Supplemental Indenture, check the appropriate box:

Section 3.02     [       ] Change of Control Offer

Section 4.05     [       ] Net proceeds Offer

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.02 or Section 4.05 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Dated:

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed.

Signature Guarantee:

Exhibit A – Page 9

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A – Schedule I